Exhibit 99

                               Press Release

                                   Dated

                               April 27, 2000

















                                PRESS RELEASE

Today's date: April 27, 2000                      Contact: Bill W. Taylor
Release date: Immediately                         Executive Vice
                                                  President, C.F.O.
                                                  (903) 586-9861




       JACKSONVILLE BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS


     Jacksonville, Texas, April 27, 2000 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas today reported net income of $790,000 or $.40 per share basic and $.39 per share diluted, for the three months ended March 31, 2000. This compares to $889,000 or $.40 per share basic and $.39 per share diluted, for the three month period ended March 31, 1999.

     According to Jerry Chancellor, President and C.E.O., net interest income remained at $2.4 million for the three months ended March 31, 2000, the same figure as reported for the comparable period in 1999. Chancellor stated that while interest income increased from $4.9 million for the period ended March 31, 1999 to $5.4 million for the current year quarter, interest on deposits and Federal Home Loan Advances also increased $.5 million.

     Non-interest income for the three month period ended March 31, 2000 decreased by $65,000 to $396,000 from $461,000 for the same period a year ago, primarily as a result of a decrease in income from real estate operations, net of $72,000. Non-interest expense for the three month period ended March 31, 2000 increased to $1.6 million compared to $1.5 million for the comparable period in 1999, primarily due to the cost of staffing and other expenses associated with the opening of a second branch in Tyler, Texas.

     At March 31, 2000, assets totaled $291.3 million, liabilities and deferred income amounted to $258.3 million with stockholders equity totaling $33.0 million.

     During the period Jacksonville continued the repurchase of Treasury shares with the purchase of 79,000 additional shares, bringing the total Treasury shares to 648,260 with outstanding shares at March 31, 2000, of 2,027,712.

     Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville
Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its seven branch office network in Tyler (2), Longview (2), Palestine, Athens, and Rusk.